Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Shell Company Report on Form 20-F of noco-noco Inc. of our report dated April 3, 2023 with respect to our audit of Prime Number Acquisition I Corp’s financial statements as of December 31, 2022 and 2021, for year ended December 31, 2022, and for the period from February 25, 2021 (inception) to December 31, 2021, which appears in the Registration Statement on Form F-4 (File No. 333-271994). Our report contained an explanatory paragraph regarding substantial doubt about Prime Number Acquisition I Corp’s ability to continue as a going concern.

We also consent to the reference to our Firm under the heading “Statement by Experts” in such Shell Company Report.

/s/ UHY LLP

New York, New York

September 1, 2023